Exhibit 10(5)

American International Group, Inc.
2013 Short-Term Incentive Plan

As Amended September 9, 2014

1.                  Purpose

The purpose of the American International Group, Inc. 2013 Short-Term Incentive Plan (the “Plan”) of the American International Group, Inc. (“AIG” and together with its consolidated subsidiaries, the “Company”) is to strengthen our pay-for-performance culture by rewarding employees for overall AIG, “Business/Functional Segment” and individual performance during the Performance Year (as defined in Section 3 below) and to provide the Company with effective means of attracting, retaining and motivating employees and encouraging the continued commitment of participants on behalf of the Company and its Business/Functional Segments.  Incentive Awards under the Plan will be in the form of cash. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Glossary of Terms set forth in Appendix C.

2.                  Eligibility

All full and part-time employees of the Company, excluding external contractors, independent contractors, temporary workers and independent agents (the “Participants”) are eligible to participate in the Plan, unless the employee is a participant in another variable pay or sales plan that the business has determined is in lieu of the Plan during the Performance Year. Being eligible for any bonus plan that is required to be provided under local law shall not cause an employee who satisfies the definition above to lose eligibility for this Plan (unless the business expressly elects to so exclude such employee). Subject to Sections 7 and 11 and Appendix B, in order to be eligible to be a Participant in this Plan for a Performance Year, the employee must be employed by the Company in the Performance Year. Employees who have an employment contract with AIG or its subsidiaries for ongoing employment of unlimited duration and that is not confined to a specific, finite project will not be excluded from being eligible to participate in this Plan.

3.                  Performance Year

The Plan will operate for successive one calendar year (January 1 – December 31) periods (each, a “Performance Year”) until the Plan is terminated by the CMRC (as defined in Section 4 below). The first Performance Year will be from January 1, 2013 through December 31, 2013.

4.                  Funding Approval and Plan Administration

A.                 In General

The aggregate Funding of the Plan (the amount that represents the sum of the Business/Functional Segment Short-Term Incentive Pools) is approved by the members of the Compensation and Management Resources Committee of AIG’s Board of Directors (the

“CMRC”). Compensation Center of Excellence (“Compensation COE”) under the direction of the Operating Committee then allocates portions of the Funding to each of the Business/Functional Segments (the “Business/Functional Segment Funding”).

B.                 Funding Approval

The Funding approval process begins with an assessment by the CMRC of the Company’s overall performance against pre-determined goals and objectives. Next, the CMRC determines how each Business/Functional Segment performed against its pre-determined goals. If a Business/Functional Segment’s performance exceeded its pre-determined goals, funding of the Business/Functional Segment’s Short-Term Incentive Pool above 100% will only be permitted if the Company’s overall performance meets or exceeds the minimum threshold of the Company’s goals and objectives.

The CMRC determines the performance metrics and a threshold, target and maximum achievement level for each metric within the first ninety (90) days of a Performance Year.  For Business/Functional Segments that are business units, the performance metrics are specific to the business unit. For Business/Functional segments that are the global functional units, the performance metrics are a mix of AIG and functional unit metrics. Following the end of the Performance Year, the CMRC will measure and certify performance against the performance metrics.  The CMRC’s assessment of performance against the pre-determined goals will be expressed in the form of a “Modifier” ranging from 0% to 125%.  The Modifier will be determined based upon whether performance is at minimum, target or maximum achievement levels.  Each Business/Functional Segment may be assigned a Modifier that, when applied to the targeted amount of the Short-Term Incentive Pool for that Business/Functional Segment, will be used to establish the Business/Functional Segment’s Short-Term Incentive Pool. Once the process described above is complete, the CMRC will approve the aggregate Funding at the Company level.

Additionally, final pool sizes are subject to adjustment at the discretion of the Operating Committee and the CMRC to ensure that the Plan rewards all Participants appropriately and in the intended manner.

Excluded from the Funding are any guaranteed bonuses pursuant to an individual offer letter or employment agreement.

C.                 Plan Administration

The Plan is administered by the CMRC who, in its sole discretion and subject to Section 22, may allocate among its members and delegate to any person who is not a member of the CMRC any of its powers, responsibilities or duties under the Plan, including, but not limited to, the Senior C&B Executive and the Compensation COE. The CMRC will have the power to construe, interpret and implement this Plan, to make rules for carrying out its purposes and to make all other determinations in connection with its administration, all of which will, unless otherwise determined by the CMRC, be final, binding and conclusive.

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5.                  Individual Participant Target and Performance Measurement

For each Performance Year, each Participant will be assigned an annual “Incentive Target Amount” by the CMRC or the applicable Business/Functional Segment in which the Participant is Employed, expressed as a flat local currency amount, which takes into consideration the Participant’s job grade, business, local market, job scope, responsibilities and experience. The Participant’s performance during the Performance Year will be determined by the CMRC or the applicable Business/Functional Segment in which the Participant is Employed in accordance with Appendix A (the “Performance Measurement Methodology”), which will result in a Relative Performance Rating (“RPR”) for the Participant and an Incentive Opportunity Percent that corresponds to the RPR.

6.                  Calculation of Incentive Payment/Determination of Awards

A.                 As described in this Section 6, each Participant’s Incentive Award Recommendation will take into account the Participant’s RPR, the Incentive Target Amount, the Incentive Opportunity Range as described in Appendix A and the Short-Term Incentive Pool that was approved for the Participant’s Business/Functional Segment as outlined in Section 4B.

B.                 Subject to the Funding limit described in Section 4, once the Participant’s performance has been determined, the CMRC or the Participant’s manager, as applicable, uses discretion, taking into account the Participant’s RPR, to multiply the Participant’s Incentive Target Amount by the Incentive Opportunity Percent to arrive at the Participant’s Incentive Award Recommendation. The Participant’s Incentive Award Recommendation will then be adjusted by the applicable Modifier that was determined in Section 4B. Following the application of the Modifier, the CMRC or the Participant’s manager, as applicable, has the discretion to further revise the Participant’s Incentive Award Recommendation. In the event an individual is hired after the Performance Year commences, the individual may become a Participant in the Plan and be assigned an annual Incentive Target Amount which is based on the job grade, business, local market, job scope, responsibilities for the position, as well as the Participant’s experience; provided, however, the amount of the Incentive Award may be pro-rated to reflect the portion of the Performance Year that such Participant worked for the Company.

C.                 The total Incentive Award Recommendations (after each has been adjusted by the applicable Business/Functional Segment Modifier) must not exceed the Funding approved by the CMRC pursuant to Section 4B. The CMRC or the applicable Business/Functional Segment is responsible for allocating awards among the Participants based on the applicable Business/Functional Segment’s Short-Term Incentive Pool in accordance with the guidelines set forth in Appendix A.

D.                 The Compensation COE will conduct validation analyses to determine that the Plan is generally operated in accordance with the Performance Measurement Methodology in Section 5 and Appendix A, and in accordance with paragraphs 6A and 6B as well as to determine whether the Incentive Award percentages are differentiated for each RPR level as a whole in accordance with the range for that level. It will also prepare an exception report for the Operating Committee’s review.

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E.                  Aggregate Business/Functional Segment recommendations are presented to the CMRC for approval no later than March 31st following the Performance Year. On such date or dates following such CMRC approval as the CMRC determines in its sole discretion, but no later than April 30th following the Performance Year (the “Award Date”), each Participant will be granted an Incentive Award equal to the Participant’s final Incentive Award Recommendation as adjusted by the applicable Modifier, payable pursuant to Section 7. The CMRC expressly reserves the right not to pay an Incentive Award to any, some or all Participants for a Performance Year.

7.                  Vesting; Payout of Incentive Award

A Participant must be Employed by the Company on the Award Date to be eligible to receive his or her Incentive Award except to the extent provided in Section 11 and Appendix B. Each Incentive Award will be fully-vested on the Award Date. Except as provided in the paragraph below, Incentive Awards will be paid 100% in cash on the Award Date.

Prior to March 31 of a Performance Year, the CMRC may determine that all or a specified percentage of a Participant’s Incentive Award will be a “Deferred Award,” in which case such Incentive Award will be paid in cash on March 1 of the year following the year in which the Award Date occurs. For the 2013 Performance Year, 50% of Incentive Awards for Participants in grade level 27 and above will be Deferred Awards.

To the extent a Participant does not receive a payment for a Performance Year on or before March 15 of the calendar year following the year in which the Award Date occurs, the Participant shall forfeit all rights to payment.

8.                  Limitation of Incentive Payment under Certain Conditions

In the event any Incentive Award payment received or to be received by any Participant under this Plan would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision to Section 4999 (the “Excise Tax”) then, at the discretion of the Chief Human Resources Officer such Incentive Award payment shall be reduced up to the largest amount which would result in no portion of the Incentive Award payment being subject to the Excise Tax. The determination of any such reduction pursuant to this Section 8 will be made by the Senior C&B Executive and such determination will be conclusive and binding upon the Company, the Participant, the Senior C&B Executive and the CMRC for all purposes.

9.                  Plan Termination/Amendment

The Plan may be amended or modified, with or without prior notification of the Participants, at any time in the sole discretion of the CMRC. The Plan will continue until suspended or terminated by the CMRC in its sole discretion; provided that all Incentive Awards made under the Plan before its suspension or termination will remain in effect until such awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable award. Notwithstanding the foregoing, the CMRC’s rights and powers to amend the Plan shall be delegated the Senior C&B Executive who shall have the right to amend the Plan with respect to (i) amendments required by relevant law, regulation or ruling, (ii) amendments that are not expected to have a material financial impact on the Company, (iii) amendments that can

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reasonably be characterized as technical or ministerial in nature or (iv) amendments that have previously been approved in concept by the CMRC. Notwithstanding the foregoing delegation, the Senior C&B Executive shall not have the power to make an amendment to the Plan that could reasonably be expected to result in a termination of the Plan or a change in the structure or the powers, duties or responsibilities of the CMRC, unless such amendment is approved or ratified by the CMRC.

10.              Effective Date

The Plan is effective as of the 2013 Performance Year, and will continue thereafter until terminated by the CMRC; provided, however, that the existence of the Plan at any time or from time to time does not guarantee or imply the payment of any Incentive Awards hereunder, or the establishment of any future plans or the continuation of this Plan.

11.              Termination of Employment/Breaks in Service

In the event (i) a Participant’s Employment terminates during the Performance Year or prior to the Award Date, or (ii) a Participant is Employed, but not actively performing services for the Company for a portion of the Performance Year, or on the actual payment date of an Incentive Award, for certain reasons specified in Appendix B, the amount of an Incentive Award, if any, that the Participant will receive and payment thereof will be determined (and, if applicable, modified) in accordance with Appendix B.

In the event a Participant is involuntarily Terminated without Cause pursuant to Appendix B, AIG will require the Participant to execute a release, as described below, in order to impose restrictive covenants requiring confidentiality of information, non-disparagement and non-solicitation of Company employees for 12 months following Termination without Cause as a condition to receiving payment of all or a portion of the Incentive Award. Such release shall be the release required by the severance plan or program applicable to the Participant’s Termination without Cause; provided, however, to the extent that no such established severance plan or program is deemed applicable by the CMRC, with respect to any Participant under the purview of the CMRC, or the Senior C&B Executive, with respect to any other Participant, or their delegate(s), in each case, in its or his or her sole discretion, then the release shall be a release generally in the form set forth in Appendix D, subject to any provisions that the Senior HR Attorney and the Senior C&B Executive or their delegate(s) may amend or add to the release. Such release must be executed by the Participant, submitted to the Company and become irrevocable prior to the date on which any Incentive Award shall be paid, but in no event shall the release be executed later than March 10th of the year following the year in which the Termination without Cause occurred; provided that if the release is executed after such time, the payment with respect to such Incentive Award will be forfeited; provided, further, that if the local laws of a country or non-U.S. jurisdiction in which Participant performs services would not permit all or a portion of the release in Appendix D to be structured or executed in the applicable form attached hereto, the Senior HR Attorney and the Senior C&B Executive or their delegate(s) shall have the discretion to create a release that incorporates as much of the Appendix D release as possible, while also complying with such local laws.

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12.              Taxes

The Company will comply with all applicable tax reporting, withholding and other requirements globally with respect to amounts paid under this Plan, in amounts and in a manner determined in the sole discretion of the Company. As a condition to the payment of any amount under this Plan, or in connection with any other event related to this Plan, that gives rise to a federal or other governmental tax withholding obligation (1) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment to a Participant whether or not pursuant to this Plan or (2) the CMRC will be entitled to require that the Participant remit cash to the Company (through payroll deduction or otherwise), in each case, in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

13.              Effect on Benefit Plans

The Incentive Award payment is deemed compensation under certain of the Company’s compensation and benefit plans, but it is not deemed compensation for other programs; provided, however that for purposes of the Company’s benefit programs, this Plan will be deemed a short-term incentive, annual, year-end bonus program. The Summary Plan Description and plan summaries of each of the Company’s compensation and benefit plans will govern whether and the extent to which the Incentive Award payment will affect the Participant’s benefits under such plans, and the Company reserves the right to amend those compensation and benefit plans at any time.

14.              Other Payments or Awards

Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from adopting or continuing in effect any compensation arrangements or making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

15.              Governing Law; Section 409A

The Plan will be governed and enforced in accordance with the appropriate country and local regulations. With respect to Participants working in the United States, this Plan will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

The Plan shall also be subject to all applicable non-U.S. laws as to Participants located outside of the United States. In the event that any provision of this Plan is not permitted by the local laws of a country or jurisdiction in which a Participant works, such local law shall supersede that provision of this Plan with respect to that Participant. The Senior HR Attorney and the Senior C&B Executive or their delegate(s) shall have the discretion to operate the Plan with respect to such Participant in a manner that incorporates as much of the Plan’s current terms as possible while also complying with such local laws.

Each payment made under the Plan shall be deemed to be a separate payment for purposes of Section 409A, and amounts payable shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the “short-term deferral” exception in Treasury

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Regulation Section 1.409A-1(b)(4). For the avoidance of doubt, all Incentive Awards under the Plan are intended to satisfy such short-term deferral exception. To the extent any payment under the Plan constitutes “deferred compensation” subject to Section 409A, the Plan will be interpreted, administered and construed to comply with Section 409A with respect to such payment. The CMRC will have full authority to give effect to the intent of this paragraph of Section 15.

16.              No Right of Employment

Nothing in this Plan will be construed as creating any contract of employment or conferring upon the Participant any right to continue in the employ or other service of the Company, or any of its subdivisions or subsidiaries, or limit in any way the right of the Company to change such Participant’s compensation or benefits or to terminate the employment or other service of such Participant with or without cause.

17.              Section Headings

The section headings contained herein are for convenience only, and in the event of any conflict, the text of the Plan, rather than the headings will control.

18.              Severability

If any term or provision contained herein is finally held to be, to any extent, invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified only to the extent of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby.

19.              Entire Understanding

The Plan contains the entire understanding of the Company and the Participants with respect to the subject matter thereof and supersedes all prior promises, covenants, arrangements, agreements, communications, representations and understanding between the Company and the Participant.

20.              Successor and Assigns

The terms of this Plan will inure to the benefit of the Company and any successor entity.

21.              Repayment and Clawback

Notwithstanding anything to the contrary herein, in consideration of the grant of an Incentive Award, the award and any payments under this Plan will be subject to forfeiture and/or or repayment to the extent provided for in the AIG Clawback Policy, as in effect from time to time.

22.              Subject to Any AIG Section 162(m) Plan

AIG may, in any year, propose a Section 162(m) compliant performance incentive award plan (the “AIG Section 162(m) Plan”). If an AIG Section 162(m) Plan is proposed and approved by

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the AIG stockholders in accordance with Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162‑27(e)(4), this Plan will function as a sub-plan under the AIG Section 162(m) Plan, whereby performance compensation amounts payable under the AIG Section 162(m) Plan can be paid in part by accruing awards with respect to a Performance Period.

23.       No Funding

The Company will be under no obligation to fund or set aside amounts to pay obligations under this Plan. A Participant will have no rights to awards or other amounts under this Plan other than as a general, unsecured creditor of the Company.

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             Appendix A

Performance Measurement Methodology for Assessing a Participant’s Performance

For each Performance Year, each Participant’s Incentive Target Amount will be determined generally based on the Participant’s job grade, business, local market, job scope, responsibilities and experience. The actual Incentive Award Recommendation (above or below target) is determined through a performance management process which measures and rewards an employee’s performance against a “peer performance group.” A Participant’s peer performance group consists of employees in similar job grades, functions and levels of responsibility within and across Business/Functions. Through “Roundtable” discussions (discussions among supervisors of those who are members of a peer performance group), a Participant’s performance is discussed and measured against the others in the peer performance group, and each Participant is ultimately assigned a RPR. The RPR levels, descriptions and distribution percentages set forth in chart below may be amended from time to time in the sole discretion of the CMRC.

Each RPR level has a guideline Incentive Opportunity Range, as described in the table below, generally to be used as a guideline by management in determining an Incentive Opportunity Percent that will be applied, based on management discretion, to the Participant’s Incentive Target Amount to calculate the Incentive Award Recommendation. The RPR guidelines assist the CMRC and/or manager in allocating incentive amounts among eligible employees.

Only a limited percentage of employees within a performance peer group may be assigned to each RPR level, and generally each performance peer group will achieve optimal distribution of ratings, as is set forth in the table.

             Appendix A (continued)

Performance Rating Descriptions and Incentive Opportunity Guidelines

RPR Category & Opportunity Guidelines*	Description	Distribution of Ratings*
Top Performance (1) Incentive Opportunity Range %: 130% - 150%

Relative Performance Rating Consistently exceeded goals and objectives relative to peer group to achieve superior results and contributions. Evidence of superior peer group contribution to achieving business unit, function, group and Company objectives.

10% of Peer Group
Excellent Performance (2) Incentive Opportunity Range %: 120% to 140%	Relative Performance Rating Consistently exceeded performance standards and expectations relative to peer group to achieve strong results and contributions.	20% of Peer Group
Solid Performance (3) Incentive Opportunity Range %: 80% to 120%	Relative Performance Rating Consistently met performance standards and expectations relative to peer group to deliver results.	50% of Peer Group
Developmental Performance (4) Incentive Opportunity Range %: 20% to 80%

Relative Performance Rating Inconsistently met performance standards and expectations relative to peer group; and/or limited contribution relative to peer group in achieving Business/Functional unit, function and/or Company objectives.

20% of Peer Group
Unsatisfactory Performance (5) Incentive Opportunity Range %: 0%	Relative Performance Rating Did not perform to the performance standard of his/her peer group.
New to Company – (too soon to rate) Incentive Opportunity Range %: 80% to 120%	All new employees who are new to the Company after June 30th will be excluded from the current year’s RPR process.

*    AIG has the discretion to change these percentages from time to time.

             Appendix B

Treatment of Incentive Award Upon Various Types of Breaks in Service or
Terminations of Employment

Type of Break in Service or Termination of Employment	Amount the Participant Receives
Short-Term & Long-Term Medical Leaves of Absence (STD & LTD) Family Medical & Domestic Partner Leave Non-Medical Leave of Absence (Personal Leave) Military Leave of Absence

If a Participant is on an approved leave of absence during which the Participant is receiving salary continuation from a Company payroll (a “Paid Leave of Absence”), such Paid Leave of Absence will not be deemed a break a service or a termination of employment for purposes of this Plan. Time on a Paid Leave of Absence will be treated the same as time during which the Participant performs services for the Company.

If a Participant is on an approved leave of absence during which the Participant is NOT receiving salary continuation from a Company payroll, including a period of long term disability leave during which a Participant may be receiving long term disability insurance payments from a long term disability insurer (an “Unpaid Leave of Absence”), their Incentive Award will be prorated based on the number of months during the Performance Year that the Participant was actively employed or on a Paid Leave of Absence with the Company, but will not include the number of months that the Participant was on an Unpaid Leave of Absence.

Incentive Awards are paid on the Normal Schedule.

Retirement

During the Performance Year:  If the Termination occurs after March 31st and before the end of the Performance Year, the Incentive Award is prorated based on the number of months during the Performance Year that the Participant was actively employed or on a Paid Leave of absence with the Company and the amount of the Incentive Award is based on 100% of the Incentive Target Amount for the Participant for such Performance Year and actual performance of the applicable Business/Functional Segment as determined by the CMRC. Paid on the Normal Schedule. If the last day worked occurs on or before March 31st, the Participant will not receive any pro-rated Incentive Award payment for the current Performance Year.

After the End of the Performance Year but prior to the Award Date:  If a Participant Retires after the end of the Performance Year, the Incentive Award is not prorated, but is paid in full based on individual and business or global function performance for such Performance Year. Paid on the Normal Schedule.

Death

If a Participant Dies While Actively Employed or on a Paid Leave of Absence:

During the Performance Year:  If the date of death occurs after March 31st and before the end of the Performance Year, the Incentive Award is prorated based on the number of months during the Performance Year that the Participant was actively employed or on a Paid Leave of Absence with the Company and the amount of the Incentive Award is based on 100% of Incentive Target Amount for the Participant for such Performance Year. Paid as soon as administratively possible after the date of death, but in no event later than March 15th following such Performance Year. If the date of death occurs on or before March 31st, the Participant will not receive any pro-rated Incentive Award payment for the current Performance Year.

After the End of the Performance Year but prior to the Award Date:  If a Participant dies after the end of the Performance Year, the Incentive Award is not prorated, but is paid 100% of the Incentive Target Award in effect on the date of death. Paid as soon as administratively possible after the date of death, but in no event later than March 15th following the year in which the death occurred.

Resignation, Voluntary Quit, Constructive Discharge	If the last day worked is prior to the Award Date, Incentive Award is forfeited.
Involuntary Termination without Cause

During the Performance Year or After the Performance Year but prior to the Award Date:

For Participants in the 2012 Executive Severance Plan, paid in accordance with such plan.

For other Participants, payable pursuant to the AIG, Inc. Severance program, or other severance arrangement applicable to such termination as follows:  If the last day worked occurs after March 31st and before the end of the Performance Year, the Incentive Award is prorated based on the number of months during the Performance Year that the Participant was actively employed or on a Paid Leave of absence with the Company and the amount of the Incentive Award is based on 80% of the Incentive Target Amount for the Participant for such Performance Year and actual performance of the applicable Business/Functional Segment as determined by the CMRC. Paid on the Award Date (but no later than March 15th following the Performance Year).

To the extent there is an inconsistency between this Plan and the applicable severance program, the severance program will prevail. To the extent the CMRC, with respect to any Participant under the purview of the CMRC, or the Senior C&B Executive, with respect to any other Participant, or their delegate(s), in each case, in its or his or her sole discretion determines that no established severance program or arrangement is applicable to a Participant’s Termination without Cause, then, in accordance with Section 11, the Participant will need to execute a release generally in the form set forth in Appendix D, subject to any provisions that the Senior HR Attorney and the Senior C&B Executive, or their delegate(s) may amend or add to the release.

Glossary of Terms

AIG – The American International Group, Inc.

American International Group, Inc. Short-Term Incentive Plan (the “Plan”) – this plan (also referred to as “Compensation Plan 483”).

Breaks in Service –  Refers to the cessation of actively performing services for the Company, either on a temporary or permanent basis. Included are: Resignation, Termination, Leaves of Absence, Retirement, and Death. See Appendix B.

Business/Functional Segments – business unit segments and functional unit segments approved by the CMRC, each of which has its own performance metrics and funding.  For example, business unit segments for 2013 are Property Casualty, Life & Retirement and United Guaranty Corporation, and the functional unit segments for 2013 are Investments & Financial Services; Chief Administrative Office; Communications; Enterprise Risk Management; Global Finance; Global Legal, Regulatory & Compliance; Internal Audit Division; Human Resources and Operations & Systems.  Functional unit segments are established on a global basis and include any employees who work within the function either at the parent or any subsidiary level.

Business/Functional Segment Short-Term Incentive Pool – the funding allocated to each discreet Business/Functional Segment based on actual performance as measured against pre-established metrics. As noted above, any employees who work within a functional unit either at the parent or any subsidiary level, on a global basis, will participate in the global Business/Functional Segment Short-Term Incentive Pool applicable to that functional unit,  not the pool applicable to the subsidiary or entity that employs them or for which they work.

CMRC – the AIG Compensation and Management Resources Committee of the Board of Directors.

Code – the U.S. Internal Revenue Code of 1986, as amended.

Compensation COE – the Compensation Center of Excellence.

Company – American International Group, Inc. and its consolidated subsidiaries.

Disability – means a Participant, who after receiving short term disability income replacement payments for six months, is (i) determined to be disabled in accordance with AIG’s long term disability plan in which employees of AIG are generally able to participate, if one is in effect at such time, to the extent such disability complies with 26 C.F.R. §1.409A-3(i)4(i)(B), or (ii) to the extent such Participant is not participating in AIG’s long term disability plan, or no such plan exists, is determined to have medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months as determined by AIG’s long term disability insurer or the department or vendor directed by AIG to determine eligibility for unpaid medical leave.

Employed and Employment – means (a) actively performing services for the Company, (b) being on a Company approved leave of absence whether paid or unpaid, or (c) receiving long

                                                                      Appendix C

term disability benefits for up to three years from the date short term disability leave commenced, in each case while in good standing with the Company.

Funding – the total funding for all the Business/Functional Segments as described in Section 4 and any additional unallocated funds approved by the CMRC.

Incentive Award – the amount that will be paid under this Plan to a Participant with respect to a Performance Year.

Incentive Award Recommendation – the amount that the CMRC or management recommends that a Participant’s Incentive Award should be, and will be calculated by multiplying the Incentive Opportunity Percent by the Participant’s Incentive Target Amount.

Incentive Opportunity Percent – the percent that the CMRC or a Manager selects generally based on the Incentive Opportunity Range applicable to a Participant and that is communicated to the Participant by the CMRC or the Manager that will be multiplied against the Participant’s Incentive Target Award to determine a Participant’s Incentive Award Recommendation for a Performance Year.

Incentive Opportunity Range – represents the guideline opportunity for each Participant with a given RPR to receive a percentage of the Participant’s Incentive Target Award.

Incentive Target Amount – For each Performance Year, each Participant will be assigned a targeted  incentive award amount generally based on the job grade for the Participant’s position, as well as the Participant’s business, local market, job scope, responsibilities and experience. The Participant’s Incentive Award Recommendation will generally fall within the Incentive Opportunity Range established for each performance category, and may be at, above, or below the Incentive Target Amount.

Modifier – is the adjustment factor (expressed as a percentage) that expresses, relative to 100% (from 0% to 125%), the performance of a Business/Functional Segment, as determined by the CMRC.  For the avoidance of doubt, a Modifier for a functional unit segment may be based, in whole or in part, on the performance of such functional unit segment and/or the performance of one or more business unit segments.

Normal Schedule – means the date specified in Section 7 that an Incentive Award would otherwise have been paid if the Participant had continued to remain Employed by the Company.  For the avoidance of doubt, the Normal Schedule for a Deferred Award is March 1 of the year following the year in which the Award Date occurs.

Operating Committee – the group of senior executives selected by the President and CEO to be a member of this deliberative group.

Paid Leave of Absence - an approved leave of absence during which the Participant is receiving salary continuation from a Company payroll.

Participants – all employees eligible to participate.

Peer Group – a group of employees with similar job grades, roles and levels of responsibility. During a Roundtable discussion, the individual’s performance is compared to that of others in the defined peer group.

Performance Measurement Methodology – the methodology used to determine each Participant’s Incentive Award, discussed in more detail in Appendix A.

Pro-Rated – any amount to be pro-rated under this Plan will be multiplied by a fraction, the numerator of which is the number of months (rounding up for partial months) during the Performance Year that the Participant actively performed services for the Company (including any period designated by the Company as Working Notice) or was on short-term disability leave (including parental leave), and the denominator of which is the number of months in the Performance Year.

RPR – the Relative Performance Rating is an individual’s performance rating compared to a peer performance group, as measured through the Performance Management Process, discussed in more detail in Appendix A.

Retirement – means, solely for purposes of this Plan, (i) in the United States, voluntary Termination initiated by the Participant (while such Participant is in good standing with the Company) (x) on or after age 60 with five years of service or (y) on or after age 55 with 10 years of service, and (ii) outside of the United States, a Participant’s  termination of employment after the Participant has achieved certain service and/or age milestones in accordance with the local policy on retirement for the entity that employs such Participant.

Roundtable – a forum where managers come together to review and discuss employee performance and determine how the performance of individual employees compares to the performance of peers. The goal of the Roundtables is to identify the individuals who will be rated into the performance categories set forth in Appendix A.

Section 409A – Refers to Section 409A of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance.

Senior C&B Executive -- means the Company’s most senior executive whose responsibility it is to oversee both the Corporate Compensation Department and the Corporate Benefits Department.  In the event that no individual holds such position, “Senior C&B Executive” will instead refer to the Company’s most senior executive whose responsibility it is to oversee the global Human Resources Department.

Senior HR Attorney --  means the Company’s most senior attorney whose responsibility it is to oversee Human Resource/employment matters.

Short-Term Incentive Pool – the total amount approved to be paid as short-term Incentive Awards to Participants in the Plan.

Termination – With respect to a Participant, means the cessation of the Participant’s Employment with the Company.

Termination Without Cause – means involuntary Terminations due to reduction in force, position elimination, or office closing.

Unpaid Leave of Absence - an approved leave of absence during which the Participant is not receiving salary continuation from a Company payroll, including a period of long term disability leave during which a Participant may be receiving long term disability insurance payments from a long term disability insurer.

Form of Release Referred to in Section 11 of the Plan

NOT personalized to each Participant.

(1)               [Employee Name] (“Employee”), for good and sufficient consideration, the receipt of which is hereby acknowledged, hereby waives and forever releases and discharges any and all claims of any kind Employee may have against American International Group, Inc., its affiliate or subsidiary companies, or any officer, director or employee of, or any benefit plan sponsored by, any such company (collectively, the “Released Parties”) which arise from Employee’s employment with any of the Released Parties or the termination of Employee’s employment with any of the Released Parties. [Specifically, but without limiting that release, Employee hereby waives any rights or claims Employee might have pursuant to the Age Discrimination in Employment Act of 1967, as amended (the “Act”) and under the laws of any and all jurisdictions, including, without limitation, the United States. Employee recognizes that Employee is not waiving any rights or claims under the Act that may arise after the date that Employee executes this Release.] Nothing herein modifies or affects any vested rights that Employee may have under the [American International Group, Inc. Retirement Plan, or the American International Group, Inc. Incentive Savings Plan] [and other plans applicable to Employee]; nor does this Release confer any such rights, which are governed by the terms of the respective plans (and any agreements under such plans).

(2)               Employee acknowledges that Employee has not filed any complaint, charge, claim or proceeding, if any, against any of the Released Parties before any local, state or federal agency, court or other body (each individually a “Proceeding”). Employee represents that Employee is not aware of any basis on which such a Proceeding could reasonably be instituted.

(3)               Confidentiality/Non-Disclosure. During the term of Employee’s employment, the Company permitted Employee to have access to and become acquainted with trade secret information of a confidential, proprietary or secret nature. Subject to and in addition to any confidentiality or non-disclosure requirements to which Employee was subject prior to the date the Employee executes this Release, effective as of the date Employee executes this Release, Employee acknowledges and agrees that (i) all confidential, proprietary, trade secret information received, obtained or possessed at any time by Employee concerning or relating to the business, financial, operational, marketing, economic, accounting, tax or other affairs at the Company or any client, customer, agent or supplier or prospective client, customer, agent or supplier of the Company will be treated by Employee in the strictest confidence and will not be disclosed or used by Employee in any manner without the prior written consent of the Company or unless required by law, and ii) Employee  has not during the term of Employee’s employment and will not remove or destroy any such confidential information.

(4)               Non-Solicitation. Employee acknowledges and agrees that Employee’s employment with the Company required exposure to and use of confidential trade secret information (as set forth in Paragraph 3). Subject to and in addition to any non-solicitation requirements to which Employee was subject prior to the date Employee executes this Release, effective as of the date Employee executes this Release, Employee acknowledges and agrees that (i) Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity solicit, contact, call upon, communicate with or attempt to communicate with

             Appendix D

any customer or client or prospective customer or client of the Company where to do so would require the use or disclosure of trade secret information, and (ii) for a period of one (1) year after employment terminates for any reason, Employee will not solicit or in any manner encourage or provide assistance to any employee, consultant or agent of the Company to terminate his or her employment or other relationship with the Company or to leave its employ or other relationship with the Company for any engagement in any capacity or any other person or entity.

(5)               Non-Disparagement. Employee acknowledges and agrees that Employee will not disparage AIG or any of its subsidiaries or affiliates or any of their officers, directors or employees to any person or entity not affiliated with AIG; provided, however, that nothing herein prohibits the Employee from giving truthful testimony as required by law.

(6)               Employee agrees that AIG’s remedies at law for a breach or threatened breach of Section 3, 4 and 5 of this Release would be inadequate.  In recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, AIG, without posting any bond, shall be entitled to obtain equitable relief from a court of competent jurisdiction the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available in the event of a breach or threatened breach of such provision.

(7)               [Employee acknowledges and understands that Employee is hereby being advised to consult with an attorney prior to executing this Release. Employee also acknowledges and understands that Employee has twenty-one (21) days to consider the terms of this Release before signing it. However, in no event may Employee sign this Release before Employee’s termination date.]

(8)               [Upon the signing of this Release by Employee, Employee understands that Employee shall have a period of seven (7) days following Employee’s signing of this Release in which Employee may revoke this Release. Employee understands that this Release shall not become effective or enforceable until this seven (7) day revocation period has expired, and that neither the Released Parties nor any other person has any obligation [pursuant to the American International Group, Inc. Short-Term Incentive Plan] until eight (8) days have passed since Employee’s signing of this Release without Employee having revoked this Release. If Employee revokes this Release, Employee will be deemed not to have accepted the terms of this Release.]

(9)               Any dispute arising under this Release shall be governed by the [law of the State of New York], without reference to the choice of law rules that would cause the application of the law of any other jurisdiction.

DATE	[Employee]